UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549





                          FORM 8-K


                       CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF
             THE SECURITIES EXCHANGE ACT OF 1934



 Date of Report (Date of earliest event reported):  December 30, 2002



              ADDvantage Technologies Group, Inc.
     (Exact name of Registrant as specified in its charter)




    Oklahoma                1-10799               73-1351610
    --------                -------               ----------

(State or other           (Commission               (I.R.S.
jurisdiction of               File                 Employer
 incorporation)             Number)             Identification
                                                     No.)


                        1605 E. Iola
                   Broken Arrow, Oklahoma
                   ----------------------
          (Address of principal executive offices)

                            74012
                            -----
                         (Zip code)

                       (918) 251-9121
                       --------------
    (Registrant's telephone number, including area code)




Item 7.  Financial Statements And Exhibits

(c)      Exhibits

99.1     Press Release Announcing Year-End Financial Results

Item 9.  Regulation FD Disclosure

On December 30, 2002, ADDvantage Technologies Group, Inc. issued a press release announcing the financial results for fiscal year 2002. A copy of the press release is filed as an exhibit to this report and is incorporated by reference herein.

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         ADDvantage Technologies Group, Inc.


Dated:  December 30, 2002                     By: /s/ Kenneth A. Chymiak
                                                  Kenneth A. Chymiak, President

                   FD DISCLOSURE SCHEDULE
               ADDvantage Technologies Group, Inc.
                    Reports Year-End Results

        Broken Arrow, Oklahoma, December 30, 2002--ADDvantage Technologies Group, Inc. (OTCBB:ADDM) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2002. During the quarter, the company recorded an inventory write-down of $1,443,000, which resulted in a reduction of net income for the fourth quarter and year of $918,000. The write-down was necessary due to a reduction of market prices on
certain items of used and new inventory.   Including the
inventory write-down, ADDvantage Technologies reported a loss of ($.02) per share in the fourth quarter and net income of $.10 for
the year.   Due to the delays involved in determining the need
for and amount of the inventory write-down, the company has obtained an extension of the time within which it is required to file its annual report on Form 10-KSB. It is expected that this report will be filed with the Securities and Exchange Commission on Wednesday, January 8, 2003.

Fourth Quarter Results
     Revenues for the fourth quarter ended September 30, 2002 increased $1.4 million, or 24.1%, to $7.2 million compared with $5.8 million in the same period in 2001. This increase was a result of the company's new distributorship relationship with Scientific Atlanta, coupled with the initiative to aggressively market products and services to the larger multiple system operators (MSOs).
      Because of the inventory write-down, gross margin for the fourth quarter fell to 26.4% of sales, as compared with 44.7% from the same period of the previous year.
     Net loss applicable to Common Stock for the current quarter was $420,000, or ($.04) per share as compared to net income of $201,000, or $.02 per share for the same period last year.

Fiscal Year Results
     Revenues for fiscal 2002 increased 11.0% to a record $25.4 million from $22.9 million for fiscal 2001. Net income applicable to Common Stock for the current year was $951,000, or $.10 per share, as compared to $1.6 million, or $.16 per share in the prior period.
     "Our record revenues were achieved despite a challenging business environment in the cable television industry, with credit remaining tight for the small cable operators and several bankruptcy filings by our customers." said Ken Chymiak, President and CEO of ADDvantage Technologies Group. He added, "In this volatile environment, we continue to out-perform a majority of our peers by utilizing the synergies from recent acquisitions, expanding our product coverage, and providing diverse products and quality services to meet the demands of our customers."

Outlook

      Preliminary results for fiscal 2003 are positive, as revenues for the first two months have increased approximately
$1.7 million, or 40.8%, to $5.4 million compared to the same two-month period a year ago. In addition, gross profit rose by approximately $710,000, or 38.5% to $2.7 million compared to the same two-month period in fiscal 2002.

ADDVANTAGE TECHNOLOGIES GROUP, INC. and its subsidiaries, TULSAT, LEE CATV Corporation, NCS Industries, Comtech Services, TULSAT - Texas, and TULSAT-Atlanta comprise an organization involved in the re-manufacture, repair and sale of previously owned cable television ("CATV") equipment and the distribution of new and surplus equipment to CATV operators. For more information, please visit the corporate web site at www.addvantagetech.com or contact the company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


                     ADDvantage Technologies Group, Inc.
                         Statement of Operations

                                (Unaudited)


                                      Year Ended            Three Months Ended
                                     September 30              September 30


                                  2002          2001           2002          2001
Revenues                      $25,408,931   $22,884,566    $ 7,153,025   $ 5,762,453

Operating Income              $ 3,539,580   $ 4,855,182   ($   239,987)  $   806,874

Net Income Applicable
  to Common Stock             $   951,234   $ 1,611,430   ($   419,795)  $   200,892

Net Income Per Share
  of Common Stock
      Basic                   $       .10   $       .16   ($       .04)     $    .02
      Diluted                 $       .10   $       .16   ($       .04)     $    .02

Shares Used in Computing
  Net Income Per Share:
      Basic                     9,991,716     9,991,716      9,991,716     9,991,716
      Diluted                  11,991,716    11,991,716     11,991,716    11,991,716


  For further information:
Company Contact:
Ken Chymiak        (9l8) 25l-2887
David Chymiak     (9l8) 25l-2887
Adam Havig          (9l8) 25l-9l2l